EXHIBIT 99.1


                                                               [GRAPHIC OMITTED]

                         MIM Closes Vitality Acquisition



         ELMSFORD, NY - January 31, 2002 - MIM Corporation (NASDAQ: MIMS) (CBOE:OQX), a pharmaceutical healthcare organization, today announced that it has completed its acquisition of Vitality Pharmaceutical Services, a national specialty pharmaceutical provider based in Roslyn Heights, New York.

         "We are pleased to have closed the acquisition so swiftly," stated MIM Chairman and Chief Executive Officer, Richard H. Friedman. "Vitality is expected to be immediately accretive and our specialty team is eager to continue the integration process. The acquisition brings our specialty lives to approximately 11,700 and we look forward to further growth."

         MIM has acquired all of the stock of Vitality for $45 million, $35 million in cash and $10 million in MIM common stock (based on a trailing 20-day average). The MIM common stock issued to the Vitality stockholders is not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Barry A. Posner                                Rachel Levine
Executive Vice President                       Investor Relations
MIM Corporation                                The Anne McBride Co.
914-460-1638                                   212-983-1702
Email: investor_relations@mimcorporation.com   Email: rlevine@annemcbride.com